EXHIBIT 10.4

CARBO CERAMICS INC.

OMNIBUS INCENTIVE PLAN

PERFORMANCE-BASED CASH AWARD AGREEMENT

This AGREEMENT between CARBO Ceramics Inc. (together with its Subsidiaries, the “Company”) and ________________ (the “Participant”) sets forth the terms and conditions governing the Award (as defined below) granted pursuant to the CARBO Ceramics Inc. Omnibus Plan (the “Plan”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Plan.

W I T N E S S E T H:

1. Grant of Award. Pursuant to the provisions of the Plan, the Company hereby grants to Participant, subject to the terms and conditions herein set forth, a cash Award with a target value of $_______ (the “Target Award”). This Award is granted to the Participant as of ___________ (the “Grant Date”).

2. Terms and Conditions. This Award is subject to the following terms and conditions:

(a) Performance Period. The Performance Period shall commence on _____________ and shall end on _______________.

(b) Performance Measures and Performance Targets. The Performance Measures and Performance Targets shall be:

___________________	___________________
___________________	___________________

(c) Performance Schedule and Performance Percentage. Each Performance Measure will be weighted ____ in calculation of the Performance Percentage in accordance with the Performance Schedule for this Award as follows:

If actual performance is:	Then the Performance Percentage is:
Less than ___% of Performance Target	0%
Less than ___% but greater than ___ of Performance Target	___%
Greater than ___% of Performance Target	___%

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(d) Award Calculation. In the manner required by Section 162(m) of the Code, the Committee shall, promptly after the date on which the necessary financial and other information for the Performance Period becomes available, certify the extent to which Performance Targets have been achieved. Using the Performance Schedule, the Committee shall determine the Performance Percentage and multiply the Target Award by such Performance Percentage in order to arrive at the amount payable under this Award; provided, however, that the Committee may, in its discretion, reduce or eliminate the amount payable under this Award based on such factors as it may deem relevant. Furthermore, the Committee may, in its discretion, elect to use straight-line interpolation in determining the Performance Percentage if the Performance Targets have been achieved at a level that is in between the Performance Percentage thresholds described on the Performance Schedule, provided that such election is made no later than the Grant Date.

(e) Vesting of Award. Subject to Sections 2(f) and 2(g) hereof, this Award shall vest in the amount determined by the Committee pursuant to Section 2(d) hereof, provided that the Participant shall have remained continuously employed by the Company or a Subsidiary of the Company through the last day of the Performance Period (such date, the “Vesting Date”).

(f) Termination of Employment.

(i) If the Participant experiences a Separation from Service due to his or her death or Disability at a time when this Award remains unvested, this Award shall vest as of the date of such Separation from Service in an amount equal to the Target Award.

(ii) If the Participant experiences a Separation from Service due to Retirement at a time when this Award remains unvested, this Award shall vest as of the date of such Separation from Service in the amount determined by the Committee pursuant to Section 2(d) hereof. For purposes of this Agreement, “Retirement” shall mean the Participant’s voluntary termination of employment (with the approval of the Committee) after achieving 62 years of age.

(iii) If the Participant’s employment is terminated for Cause prior to the date on which the Award is settled pursuant to Section 2(h) hereof, the Award (whether or not vested) shall terminate automatically and be forfeited (without any consideration therefor) as of the date of such termination of employment, and the Participant shall have no further rights with respect thereto. For purposes of this Agreement, “Cause” shall have the meaning set forth for such term in any effective employment agreement between the Participant and the Company (or its Subsidiary) or, if none, shall mean shall mean: (A) any material violation by the Participant of any agreement entered into between the Participant and the Company (or its Subsidiary), (B) any failure by the Participant substantially to perform his or her duties to the Company (including without limitation the Participant’s fiduciary duty and duty of loyalty to the Company), other than as a result of physical or mental illness or injury; (C) any act or omission involving dishonesty, fraud, willful misconduct or gross negligence on the part of the Participant that is or may be materially injurious to the Company; (D) any felony or other crime involving moral turpitude committed by the Participant; or (E) a material breach by the Participant of the Company’s written policies or procedures that have been communicated to the Participant, which breach causes material harm to the Company or its business reputation.

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(iv)      If the Participant experiences a Separation from Service that is not described in Section 2(f)(i), (ii) or (iii) hereof at a time when the Participant’s outstanding Award remains unvested, then as of the date of such Separation from Service, the Award shall terminate automatically and be forfeited (without any consideration therefor) and the Participant shall have no further rights with respect thereto.

(g) Vesting in the Event of a Change in Control. Notwithstanding any provision of this Section 2 to the contrary, if a Change in Control occurs at a time when the Participant’s outstanding Award remains unvested, the Award shall be treated in accordance with Section 18 of the Plan.

(h) Settlement of Award. Subject to the terms and conditions of the Plan (including without limitation Sections 8, 12 and 13 thereof) and this Agreement, including without limitation, Section 6 hereof, the Company shall pay a lump sum cash amount to the Participant in the amount determined pursuant to Section 2(d) or Section 2(e)(i) in settlement of this Award, as applicable, (i) if the Award vests pursuant to Section 2(e) or 2(f)(ii), on the date of Committee certification under Section 2(d) but in no event later than March 15th of the calendar year following the last day of the Performance Period, (ii) if the Award vests pursuant to Section 2(f)(i), on the date of Separation from Service and (iii) if the Award vests pursuant to Section 2(g) and Section 18 of the Plan, the date on which the Change in Control occurs. Payment of a Cash Award to the Participant pursuant to Section 2(h)(ii) and 2(h)(iii) hereof shall in no event be made to the Participant later than the date that is sixty (60) days following the date specified therein.

(i) Non-Transferability of Award. This Award may not be sold, transferred, pledged, assigned or otherwise alienated at any time other than a transfer in accordance with Section 16 of the Plan. Any attempt to do so contrary to the provisions hereof shall be null and void.

(j) Award Confers No Rights with Respect to Continued Employment. Nothing contained herein or in the Plan shall confer upon the Participant any right with respect to the continuation of his or her employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence as of the Grant Date. The Committee’s granting of the Award to the Participant shall neither require the Committee to grant any subsequent Award to the Participant (or any Award to any other person) at any time, nor preclude the Committee from making subsequent grants to the Participant or any other person.

(k) Compliance with Law and Regulations. This Award and any obligation of the Company to pay cash hereunder shall be subject to all applicable federal, state, local and non-U.S. laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Company’s obligations in connection with the Award are subject to all terms and conditions of this Agreement and the Plan (including, without limitation, Sections 8, 12 and 13 thereof).

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(l) Modification of Award. The Committee may amend, suspend or terminate the Plan at any time in accordance with Section 14(a) of the Plan. The Committee may amend or modify the terms and conditions of the Award to the extent that the Committee determines, in its sole discretion, that the terms and conditions of the Award violate or may violate Section 409A of the Code; provided, however, that (i) no such amendment or modification shall be made without the Participant’s written consent if such amendment or modification would violate the terms and conditions of any other agreement between the Participant and the Company and (ii) unless the Committee determines otherwise, any such amendment or modification made pursuant to this Section 2(l) and Section 14(b) of the Plan shall maintain, to the maximum extent practicable, the original intent of the applicable Award provision without contravening the provisions of Section 409A of the Code. The amendment or modification of the Award pursuant to this Section 2(l) and Section 14(b) of the Plan shall be at the Committee’s sole discretion and the Committee shall not be obligated to amend or modify the Award or the Plan, nor shall the Company be liable for any adverse tax or other consequences to the Participant resulting from such amendments or modifications or the Committee’s failure to make any such amendments or modifications for purposes of complying with Section 409A of the Code or for any other purpose. To the extent the Committee amends or modifies the Award pursuant to this Section 2(l) and Section 14(b) of the Plan, the Participant shall receive notification of any such changes to the Award and, unless the Committee determines otherwise, the changes described in such notification shall be deemed to amend the terms and conditions of the Award and this Agreement.

3. Participant Bound by Plan. The Participant hereby acknowledges that the Company has made a copy of the Plan available to him or her and the Participant agrees to be bound by all the terms and provisions thereof.

4. Payment of Taxes. Participant shall be solely responsible for any applicable taxes (including without limitation income and excise taxes) and penalties, and any interest that accrues thereon, which he or she incurs in connection with the receipt, vesting or settlement of the Award. Notwithstanding any provision of the Plan or this Agreement to the contrary, in no event shall the Company or any Subsidiary be liable to the Participant on account of the Award’s failure to (i) qualify for favorable U.S. or non-U.S. tax treatment or (ii) avoid adverse tax treatment under U.S. or non-U.S. law, including, without limitation, Section 409A of the Code. Prior to any event in connection with the Award (e.g., vesting) that the Company determines may result in any U.S. or non-U.S. tax withholding obligation, whether national, federal, state, local or otherwise, including any social security tax obligation (the “Tax Withholding Obligation”), the Participant must make arrangements with the Company for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company in accordance with Section 13 of the Plan.

5. Notices. Any notice to the Company in connection with the Award shall be addressed to the Company at its offices at 6565 N. MacArthur Boulevard, Suite 1050, Irving, TX 75039, Attention: Omnibus Incentive Plan Administrator, and any notice to the Participant in connection with the Award shall be addressed to him or her at his or her address as shown on the Company’s records at the time such notice is given, subject to the right of either party to designate a different address in writing at any time hereafter.

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6. Section 409A of the Code. This Award is intended to comply with Section 409A of the Code and shall be construed accordingly. If (a) the Participant is a Specified Employee at the time at the time of his or her Separation from Service and (b) the Committee determines that the Award is subject to Section 409A of the Code, then any payment(s) with respect to the Award that becomes payable to the Participant upon his or her Separation from Service shall in no event be made within six months following Participant’s Separation from Service (or, if earlier, the date of the Participant’s death).

7. Governing Law. The Plan and this Agreement, and the rights of all persons under the Plan and this Agreement, shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

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IN WITNESS WHEREOF, CARBO Ceramics Inc. has caused this Agreement to be executed on its behalf by __________, and the Participant has accepted the terms of this Agreement by signing below, in each case as of the Grant Date.

CARBO CERAMICS INC.

By: __________________________

Name: _______________________

Title: ________________________

ACCEPTED AND AGREED BY:

_____________________________

[Name of Participant]

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